Exhibit 10.1

CONFIDENTIAL

THIS PROPRIETARY FORM DOCUMENT IS BEING PROVIDED TO YOU ON A CONFIDENTIAL BASIS.  BY ACCEPTING THIS DOCUMENT, YOU ARE AGREEING, AND SHALL BE DEEMED TO HAVE AGREED, TO MAINTAIN THE CONFIDENTIALITY OF THIS DOCUMENT, EXCEPT THAT THIS DOCUMENT MAY BE DISCLOSED (I) TO YOUR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (INCLUDING LEGAL COUNSEL AND OTHER ADVISORS) ON A NEED-TO-KNOW BASIS AND SOLELY FOR THE PURPOSE OF REVIEWING THE PROPOSED TRANSACTION (IT BEING UNDERSTOOD THAT THE PERSONS TO WHOM SUCH DISCLOSURE IS MADE WILL BE INFORMED OF THE CONFIDENTIAL NATURE OF THIS DOCUMENT AND INSTRUCTED TO KEEP THE DOCUMENT CONFIDENTIAL PURSUANT TO THE TERMS HEREOF; AND THAT ANY FAILURE BY SUCH PERSONS TO MAINTAIN THE CONFIDENTIALITY OF THIS DOCUMENT SHALL BE ATTRIBUTABLE TO YOU AND FOR WHICH YOU HEREBY ACCEPT FULL RESPONSIBILITY), (II) TO THE EXTENT REQUIRED BY APPLICABLE LAWS OR REGULATIONS OR BY ANY SUBPOENA OR SIMILAR LEGAL PROCESS, OR (III) WITH THE CONSENT OF GLOBAL TECHNOLOGY FINANCE, LLC.  FOR PURPOSES OF THIS PARAGRAPH, “DOCUMENT” SHALL INCLUDE THIS DOCUMENT AND ALL INFORMATION RELATING HERETO PROVIDED BY GLOBAL TECHNOLOGY FINANCE, LLC AND/OR ITS SUBSIDIARIES.

ASSET PURCHASE AND

LIABILITY ASSUMPTION AGREEMENT

This ASSET PURCHASE AND LIABILITY ASSUMPTION AGREEMENT, dated as of                        , 2005 (this “Agreement”), among Dyntek, Inc., a Delaware corporation (the “Seller Parent”), and Dyntek Services, Inc., a Delaware corporation (collectively with the Seller Parent, the “Sellers”), and New England Technology Finance, LLC, a Delaware limited liability company, as purchaser (“Purchaser”).

1.                                       Definitions.

(a)                                  Certain Defined Terms.  As used herein, the following terms shall have the following corresponding meanings:

“Account” shall mean any and all rights of a Seller to payment for goods sold (but not services rendered), including, without limitation, receivables, accounts, contract rights, general intangibles, payment intangibles and any and all such rights evidenced by chattel paper (whether electronic or tangible), instruments, letter of credit rights or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future and any proceeds arising therefrom or relating thereto.

“Accrued Freight Costs” shall mean all shipping costs that are billed to Eligible Obligors.

“Affiliate” shall be as defined from time to time by the rules and regulations promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of the date hereof, among Purchaser and the Sellers, as such agreement may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time pursuant to the terms thereof.

“Authorized Supplier” shall mean any Equipment vendor that is approved in writing by Purchaser.  Purchaser may, upon written notice to the Seller Parent, cease to include any Equipment vendor as an Authorized Supplier.

“Backlog Account” shall mean an Account:  (i) that arises from a Bona Fide Customer Order received on or prior to the Termination Date; and (ii) for which the related Equipment was ordered pursuant to a Backlog Purchase Order.

“Backlog Purchase Order” shall mean a purchase order issued by a Seller to an Authorized Supplier prior to the Termination Date that is “billed to” Purchaser or a lender of Purchaser under an Other Floor Plan Financing Agreement and for which the related Equipment was not shipped to the Account debtor on or prior to the Termination Date.

“Bankruptcy Event” shall mean with respect to any Person, such Person shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against such Person and the petition is not dismissed within sixty (60) days after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person, or such Person commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against such Person any such proceeding which remains undismissed for a period of sixty (60) days, or such Person is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or such Person suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or such Person makes a general assignment for the benefit of creditors; or any corporate action is taken by such Person for the purpose of effecting any of the foregoing.

“Bona Fide Customer Order” shall mean any bona fide customer order from an Eligible Obligor that has a Purchase Order Reference Number; provided, that a telephonic order shall not constitute a Bona Fide Customer Order unless accompanied by a purchase order in writing.

“Change of Control” shall mean any of the following:

(i)                                     with respect to the Seller Parent, an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13-d promulgated under the Exchange Act) of 50% or more of either (a) the then outstanding shares of common stock of the Seller Parent or (b) the combined voting power of the then outstanding voting securities of the Seller Parent entitled to vote generally in the election of directors;

(ii)                                  with respect to the Seller Parent, individuals who, as of the date hereof, constitute the Board of Directors (the “Board”) of the Seller Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a member of such Board subsequent to the date hereof whose election, or nomination for election by shareholders of the Seller Parent was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;

(iii)                               with respect to any Seller other than the Seller Parent, the failure of the Seller Parent to own, directly or indirectly, 100% of the capital stock or other equity interest in such Seller, except as otherwise permitted in advance in writing by Purchaser in its sole discretion; or

(iv)                              the liquidation, winding up, dissolution of any Seller and/or sale of substantially all of the assets of any Seller.

“Collections” shall mean, with respect to any Purchased Account:  (i) all funds that are received by or on behalf of any Seller in payment of any amounts owed in respect of such Purchased Account (including purchase price, finance charges, interest and all other charges) or Related Security, or applied to amounts owed in respect of such Purchased Account (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Account Debtor or any other Person directly or indirectly liable for the payment of such Purchased Account and available to be applied thereon) and Unapplied Credits, and (ii) all other proceeds of such Purchased Account and/or any Related Security therefor.

“Contract” shall mean with respect to any Purchased Account, any and all contracts, instruments, agreements, invoices, notes or other writings pursuant to which such Purchase Account arises or that evidence such Purchased Account or under which an Account Debtor becomes or is obligated to make payment in respect of such Purchased Account.

“Cost” shall mean with respect to an item of Equipment, the aggregate amount incurred or otherwise paid by any Seller or Purchaser to the vendor or manufacturer thereof as evidenced by one or more vendor or manufacturer invoices, plus the Reserves, fees, expenses and taxes (each as set forth on Annex A), less any special bid rebate (other than from any flooring provider) allocated to such purchase price in good faith by Purchaser.  Cost shall be generally consistent with those items included in Annex A attached hereto.  Any exceptions or modifications to the calculation or definition of Cost shall require the prior written approval of Purchaser.

“Credit Insurance” shall mean credit insurance issued under an insurance policy or account receivable credit protection provided pursuant to the terms of a factoring agreement obtained by either Purchaser or a Seller, in any case, which must be acceptable to Purchaser in its sole discretion.

“Customer Stocking Letter” shall mean a customer stocking letter substantially in the form of Annex B attached hereto.

“Deferred Purchase Price” shall have the meaning set forth in Section 3(h) below.

“DSO” shall mean receivables and inventory days sales outstanding, and shall be calculated for each Month as follows: ((current Month’s ending Accounts, vendor receivables and inventory of the Sellers (for which the Eligible Vendor Liability has been assumed by Purchaser pursuant to the terms hereof) less (the sum of the current Month’s Revenue, plus Accrued Freight Costs and sales tax charged on Purchased Accounts)) divided by (prior Month’s Revenue plus Accrued Freight Costs and sales tax charged on Purchased Accounts divided by prior Month’s days)) plus current Month’s days; provided that the inventory shall be valued at the lower of Cost or market value.  For example, if:

current Month’s ending Accounts, vendor receivables and inventory of the Sellers (for which the Eligible Vendor Liability has been assumed by Purchaser pursuant to the terms hereof) = $150 million;

current Month’s Revenue plus Accrued Freight Costs and sales tax charged on Purchased Accounts = $80 million;

prior Month’s Revenue plus Accrued Freight Costs and sales tax charged on Purchased Accounts = $65 million;

prior Month’s days = 30;

current Month’s days = 30; then

DSO = (150-80) / (65/30) + 30 = 62.3

“Eligible Account” shall mean each Account that:

(i)                                     arises from a Bona Fide Customer Order; and

(ii)                                  arises out of the sale of Equipment in the ordinary course of business of the applicable Seller; and

(iii)                               does not arise out of a sale made to an Affiliate of any Seller for operational use by that Affiliate and not for subsequent sale to a customer of such Affiliate; and

(iv)                              has no set-off, offset, claim, counterclaim, dispute or defense, genuine or otherwise, to the payment or collection of such Account; and

(v)                                 is payable in U.S. dollars and the Equipment related thereto is located inside the continental United States, Canada or on a foreign military base (excluding the province of New Foundland, the Northwest Territories and the Territory of Nunavit); and

(vi)                              does not represent a guaranteed sale, a bill and hold transaction, a sale-and-return, a sale on approval, a cash on delivery sale or a consignment sale, or is not made pursuant to any other written agreement providing for repurchase or return; and

(vii)                           the Equipment giving rise to such Account has been ordered pursuant to an Eligible Purchase Order, the Eligible Vendor Liability of which has been assumed by Purchaser pursuant to this Agreement, and shipped to the Account debtor, and the Account otherwise represents a final sale; and

(viii)                        complies with all applicable laws; and

(ix)                                is not subject to any adverse security interest, lien or encumbrance (including tax liens) other than those in favor of Purchaser; and

(x)                                   is eligible for Credit Insurance or otherwise approved as an Eligible Account by Purchaser in writing in advance; and

(xi)                                does not contain terms providing for payment in more than thirty (30) days from the date of invoice; and

(xii)                             would qualify as an eligible Account under the Purchaser Senior Credit Agreement or an Other Floor Plan Financing Agreement.

“Eligible Inventory” shall mean those balances that are the result of Equipment purchased pursuant to Eligible Purchase Orders as evidenced by the costs listed on the vendor or manufacturer invoices issued with respect to any Eligible Purchase Order.  For the avoidance of doubt, Eligible Inventory shall not include any Equipment subject to Section 3(a)(4) hereof.

“Eligible Obligor” shall mean only those Account debtors (i) for which the amount of Accounts owed by such Account debtors is entitled to the benefits of Credit Insurance or (ii) which have been approved in writing in advance by Purchaser; provided, however, that for the purposes of this Agreement, no Account debtor shall be deemed an Eligible Obligor in the event that (y) such Account debtor was deemed to be an Eligible Obligor based on information that was provided fraudulently and (z) any Seller had actual knowledge or should have had reason to know that such information was provided fraudulently.

“Eligible Purchase Order” shall mean a purchase order (i) issued by a Seller to an Authorized Supplier for Equipment, (ii) for which such Seller has a Bona Fide Customer Order from an Eligible Obligor with an estimated shipping date or acceptance date within thirty (30) days of the date of such Bona Fide Customer Order, and (iii) for which the sale of the related Equipment to the Eligible Obligor will create an Eligible Account.

“Eligible Vendor Liability” shall mean, with respect to any Purchased Account, the liability to an Authorized Supplier for the purchase price of Equipment purchased by a Seller from such Authorized Supplier pursuant to the related Eligible Purchase Order.

“Equipment” shall mean computers and communications equipment and related equipment and software.

“Fee Grid” shall mean the grid attached hereto as Schedule I.

“Fee Parameters” shall have the meaning set forth in Section 3(g) below.

“Final Liquidation Date” shall have the meaning set forth in the MSA.

“Finance and Servicing Fee” shall have the meaning set forth in Section 3(f) hereof.

“GAAP” shall mean Generally Accepted Accounting Principles in the United States of America from time to time applied on a reasonable and consistent basis.

“Gross Profit” shall mean with respect to each sale of Equipment creating a Purchased Account, Revenue generated by the sale of such Equipment less Cost for such Equipment.

“Gross Profit Margin” shall mean, for any period, Gross Profit for such period divided by total Revenue for such period, as set forth on Annex A hereto.

“Intercreditor Agreement” shall mean an intercreditor agreement to be entered into by and between the senior lender of the Sellers and Purchaser, in form and substance reasonably satisfactory to Purchaser.

“LIBOR Rate” shall mean the rate of interest published in the Wall Street Journal as the London Interbank Offered Rates for one Month as quoted on the first day of the Month.

“Lockbox Account” shall mean the lockbox account at the depository bank party to the Lockbox Agreement and identified as the “Concentration Account” in the Lockbox Agreement, or such other account as directed by Purchaser from time to time.

“Lockbox Agreement” shall mean that certain Lockbox Agreement, dated as of the date hereof, among Purchaser, the Sellers, LaSalle Bank, National Association, as the depository bank, and The CIT Group/Commercial Services, Inc., as collateral agent, as such agreement may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time pursuant to the terms thereof.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the business, operations, properties, assets, or condition (financial or otherwise) of the Sellers, taken as a whole, (ii) the ability of any Seller to perform its obligations under this Agreement or any other Transaction Document, (iii) the legality, validity, binding effect or enforceability against any Seller of this Agreement or any other Transaction Document, or (iv) the ability of Purchaser to enforce any of its rights or remedies under this Agreement or any other Transaction Document.

“Month” shall mean each calendar month commencing with the month in which this Agreement becomes effective.

“MSA” shall mean that certain Master Servicing Agreement, dated as of the date hereof, among Purchaser and the Sellers, as such agreement may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time pursuant to the terms thereof.

“Other Floor Plan Financing Agreements” shall mean one or more agreements entered into by Purchaser with one or more lenders providing for the financing of Equipment, in any case, as may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time pursuant to the terms thereof.

“Payment Date” shall mean, with respect to the Purchase Price for all Purchased Assets sold pursuant to this Agreement during any Month or the Finance and Servicing Fee earned during any Month, the last day of such Month plus the number of DSO days for the succeeding month, or if such day shall not be a business day, the immediately succeeding business day.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, governmental authority or other entity.

“Purchased Accounts” shall mean, collectively, the Eligible Accounts that are sold from time to time to Purchaser pursuant to, and subject to the terms and conditions of, this Agreement.  Upon the effectiveness of a Purchase Supplement, the Eligible Accounts set forth therein shall constitute “Purchased Accounts” hereunder.  To the extent Purchaser elects to purchase a Backlog Account pursuant to Section 3(i) hereof, such Backlog Account shall be deemed to be a Purchased Account.

“Purchased Assets” shall mean the Purchased Accounts, the Related Security and the Collections.

“Purchase Date” shall mean each date on which a purchase of Purchased Assets occurs pursuant to Section 2(a) hereof.

“Purchase Order Reference Number” shall mean the customer reference number identifying a purchase order issued by an Account debtor.

“Purchase Price” shall mean, with respect to any Purchased Account and all other related Purchased Assets, 100% of the gross book value of such Purchased Account.

“Purchase Supplement” shall mean a supplement to this Agreement that (i) is duly authenticated (within the meaning of the UCC) by a Seller, (ii) may be in physical or electronic form, (iii) includes a list by invoice sequences of Accounts offered for purchase thereby, which invoice sequences shall have the unique sequence identifier identifying such Account as being sold to Purchaser, as set forth in the Lockbox Agreement, (iv) includes evidence satisfactory to Purchaser that each Account offered for purchase thereby is an Eligible Account and (v) is otherwise acceptable in form and substance to Purchaser in its sole discretion.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Senior Credit Agreement” shall mean any factoring agreement, credit agreement, inventory and working capital financing agreement or similar agreement between Purchaser and one or more purchasers or lenders, as applicable, as such agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Purchaser Senior Creditor” shall mean any factor or lender that enters into the Purchaser Senior Credit Agreement.

“Rebates” shall mean credits, rebates, bonuses and discounts offered, owing or payable by any Authorized Supplier, manufacturer, distributor, vendor or flooring provider in connection with any Eligible Purchase Order or the related Equipment, except for any volume or marketing rebates.

“Related Security” means, with respect to any Purchased Account:

(i)                                     all of the applicable Seller’s interest in any Equipment or other goods (including returned and repossessed Equipment and goods) and documentation of title evidencing the shipment or storage of any Equipment or other goods (including returned and repossessed goods), relating to any sale giving rise to such Purchased Account, and all credits from vendors of the Equipment upon the return, recall or repurchase thereof to or by such vendor, and all Rebates;

(ii)                                  all books and records relating to, and all instruments and chattel paper that may evidence, such Purchased Account or Equipment;

(iii)                               all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Purchased Account, whether pursuant to the Contract related to such Purchased Account or otherwise, together with all UCC financing statements or similar filings relating thereto;

(iv)                              all of the applicable Seller’s rights, interests and claims under the Contracts and all guaranties, letters of credit, indemnities, insurance (including credit insurance on any Purchased Account) and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Purchased Account or, where applicable, such Equipment, or otherwise relating to such Purchased Account or Equipment, whether pursuant to the Contract related to such Purchased Account or otherwise;

(v)                                 any warranties or other similar rights with respect to any of the Equipment; and

(vi)                              all proceeds and products of any of the foregoing.

“Renegotiation Notice” shall have the meaning set forth in Section 3(g) below.

“Reserves” shall mean provisions periodically included in Revenue for sales returns, cost for inventory shrink and obsolescence and cost for vendor accounts receivables, in each case, made in accordance with GAAP.

“Revenue” shall mean with respect to each sale of Equipment related to a Purchased Account, (i) the purchase price invoiced to the end user for such Equipment less (ii) the sum of any Accrued Freight Costs plus any sales tax.

“Schedule of Exceptions” shall mean Schedule IV attached hereto.

“Seller Storage Site” shall have the meaning set forth in Section 3(a) hereof.

“Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Termination Date” shall mean the date on which this Agreement is terminated in accordance with Sections 3(g) or 11 hereof.

“Termination Event” shall have the meaning set forth in Section 11(b) below.

“Termination Fee” shall have the meaning set forth in Section 11(e) below.

“Termination Option” shall have the meaning set forth in Section 11(g) below.

“Transaction Documents” shall mean, collectively, this Agreement, the Lockbox Agreement, the MSA, the Asset Purchase Agreement, any Purchase Supplement and all other instruments, documents and agreements executed by or on behalf of any Seller and delivered concurrently herewith or at any time hereafter to Purchaser in connection with the Purchased Accounts and other transactions contemplated by this Agreement, all as amended, supplemented, restated, amended and restated, or otherwise modified from time to time pursuant to the terms thereof.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unapplied Credits” shall mean any credits to an Account that are unapplied for six (6) consecutive Months and which, in the reasonable judgment of Purchaser, will not be applied in the future.

“Vendor Services” shall have the meaning set forth in Section 3(c) hereof.

(b)                                 Other Defined Terms; Accounting Terms; GAAP.  Terms used in this Agreement that are defined in the UCC but not defined in this Section 1 shall have the meanings given such terms in the UCC.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise or as otherwise expressly provided in this Agreement: (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iv) all references herein to Sections, Annexes and Schedules shall be construed to refer to Sections of, and Annexes and Schedules to, this Agreement (unless expressly referring to another agreement); (v) all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP; and (vi) all calculations and other information required to be made or delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation.

2.                                       Sale.

(a)                                  Purchase.  Upon the terms and subject to the conditions set forth herein, each of the Sellers hereby agrees to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase and accept such conveyance, transfer and assignment from each of the Sellers, on the terms and subject to the conditions set forth herein, of all of the applicable Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under certain Purchased Accounts identified in a duly authenticated Purchase Supplement, the Related Security and the Collections; provided that the Termination Date has not occurred.

(b)                                 Purchase Price.  The price for each Purchased Account and all other related Purchased Assets shall equal the Purchase Price, which shall be payable as set forth in Sections 3(b) and (h) below.

3.                                       Product Financing and Assumption of Liability.

(a)                                  Product Financing.  Purchaser hereby agrees to finance the purchase price of any Equipment purchased by a Seller pursuant to an Eligible Purchase Order, which may be financed by Purchaser under the Purchaser Senior Credit Agreement, any Other Floor Plan Financing Agreements or under separate terms.  All Eligible Purchase Orders shall have a unique sequence number mutually agreed to among the Sellers and Purchaser.  Subject to clause (b) below, the Sellers shall repay the purchase price of any Equipment financed by Purchaser upon demand together with the Finance and Servicing Fee attributable to such Equipment as if it related to a Purchased Account, as determined by Purchaser in good faith; provided, that such amount shall be immediately due and payable in U.S. dollars and in immediately available funds, without any demand or other notice by Purchaser, on the first date on which any of the following occurs:  (i) the underlying purchase order is no longer an Eligible Purchase Order; (ii) the resulting Account is not an Eligible Account or is not purchased under this Agreement by Purchaser; and (iii) unless otherwise pre-approved by Purchaser in writing, the related Equipment has not been shipped within thirty (30) days of the date of the related Bona Fide Customer Order.  In addition, each of the Sellers hereby agree as follows:

(1)                                  To secure the prompt payment and performance of its obligation to repay Purchaser for the purchase price of any such Equipment, each of the Sellers hereby grants to Purchaser a valid and first priority, perfected security interest and lien in all of such Seller’s right, title and interest in, to and under, whether or not existing or hereafter acquired and wheresoever located, all such Equipment and the proceeds thereof (including any Account created from the sale thereof).  Each of the Sellers hereby authorizes Purchaser to file any UCC financing statements or continuation statements in any jurisdiction as Purchaser may deem necessary or desirable in order to perfect and maintain such security interest.

(2)                                  Each of the Sellers shall arrange that all Equipment ordered by it be either shipped directly to the applicable Eligible Obligor or, in the event that in the reasonable judgment of such Seller such direct shipment is not practicable, be stored, pending shipment to such customers, at the sole cost and expense of such Seller, in a commercially reasonable manner, at a location controlled by or under contract with such Seller that has been pre-approved by Purchaser in writing (a “Seller Storage Site”).  The applicable Seller shall provide Purchaser with prompt notice of the use of and the Equipment stored in any Seller Storage Site and the location, owner and operator of any such Seller Storage Site.  Each of the Sellers agrees to use its best efforts to cause any third party lessor or warehouseman of any Seller Storage Site to acknowledge Purchaser’s and any Purchaser Senior Creditor’s interest in the Equipment located at such lessor’s or warehouseman’s Seller Storage Site.

(3)                                  Each of the Sellers agrees that any Equipment which is billed to any Account debtor but has not yet been shipped by such Seller shall be kept physically segregated from all other Equipment in such Seller’s possession and such Equipment shall be identifiable as “sold”.  Each of the Sellers further agrees that any Equipment purchased by such Seller with its own resources or credit provided from sources other than Purchaser shall be shall be identifiable as “Property of Dyntek, Inc.” or “Property of Dyntek Services, Inc.”, as applicable, and shall be kept physically segregated from all other Equipment in such Seller’s possession.

(4)                                  No purchase of Equipment to support customer stocking levels or bill and holds (or the like) are eligible to be financed under this Section 3(a) unless (y) a Seller provides prior written consent or (z) the Equipment so purchased is supported by a Customer Stocking Letter.

(b)                                 Assumption of Liability; Payment of Purchase Price.  Upon the purchase of a Purchased Account, Purchaser hereby assumes all related Eligible Vendor Liability and no Seller shall have any further obligation to pay all or any portion of such Eligible Vendor Liability.  The assumption of Eligible Vendor Liability in any Month shall (i) constitute partial payment of the Purchase Price for the Purchased Assets sold under this Agreement during such Month in an amount equal to the aggregate amount of all such assumed Eligible Vendor Liability and (ii) terminate the obligation of the Sellers to repay the purchase price of the related Equipment in connection with the product financing by Purchaser pursuant to clause (a) above.

(c)                                  Vendor Servicing.  Purchaser agrees to service and administer the payment of Eligible Purchase Orders to the applicable Authorized Supplier (the “Vendor Services”).  For the avoidance of doubt, the Vendor Services shall not include any Services (as such term is defined in the MSA).

(d)                                 No Warranty.  Each of the Sellers hereby acknowledges and agrees that Purchaser does not warrant any Equipment and Purchaser shall not be responsible for any Equipment that is defective or fails to conform to the warranties extended by the Authorized Supplier or manufacturer of such Equipment.

(e)                                  Unapplied Credits; Vendor Credits, Rebates and Discounts.  Each of the Sellers hereby acknowledges and agrees that any and all (a) Unapplied Credits and (b) Rebates are and shall be the property of Purchaser.

(f)                                    Finance and Servicing Fee.  Purchaser shall be entitled to a finance and servicing fee (the “Finance and Servicing Fee”) in respect of the product financing and Vendor Services provided by Purchaser under this Section 3 during each Month in an amount equal to the product of (y) 1 minus the applicable percentage set forth on the Fee Grid based upon the Gross Profit Margin and the DSO for each Month times (z) the aggregate Gross Profit for such Month; provided, that, notwithstanding anything to the contrary contained herein, in the event the LIBOR Rate exceeds 3.50% during any Month, the applicable percentage set forth on the Fee Grid for purposes of calculating the Finance and Servicing Fee for the immediately succeeding Month shall be decreased by the amount by which the LIBOR Rate exceeded 3.50%.  In addition to the payment of the Finance and Servicing Fee, as consideration for the product financing and Vendor Services provided by Purchaser under this Section 3, the Sellers shall also provide certain Services (as defined under the MSA) in connection with the Purchased Assets pursuant to the MSA.

(g)                                 Fee Parameter.  The Fee Grid has been calculated based on the parameters contained in the table immediately below (the “Fee Parameters”).  If, at any time, the actual values deviate from those in the “Forecast Level” column by more than the amount specified in the “Acceptable Range” column, Purchaser, in its election, may elect to terminate this Agreement in accordance with Section 11 or may re-open negotiations regarding the amount and calculation of the Financing and Servicing Fee by providing the Seller Parent with notice of its desire to re-open negotiations (such notice, the “Renegotiation Notice”).  Each of the Sellers and Purchaser agrees to conduct such negotiations, if any, in good faith.

Parameter	Forecast Level	Acceptable Range
Receivables and Inventory DSO (including Vendor Receivables)	70 days	plus 15 days

Revenue	$4,000,000 per Month	not less than $2,000,000 per Month averaged over trailing 3-Month period

(h)                                 Payment and Settlement of Purchase Price and Finance and Servicing Fee.

(1)                                  On each Payment Date (a) Purchaser shall pay to the Seller Parent, for the benefit of the Sellers, the remaining Purchase Price for all Purchased Assets sold pursuant to this Agreement during the related Month (after deducting the aggregate amount of all Eligible Vendor Liability assumed by Purchaser during such Month) and (b) the Sellers shall pay to Purchaser the Finance and Servicing Fee earned in respect of such Month; provided, that the Purchase Price shall be payable on such Payment Date only to the extent that Purchaser has retained and not paid to the Seller Parent, for the benefit of the Sellers, as of such Payment Date and after giving effect to the payment of such Purchase Price, at least $750,000 (or such lesser amount as further set forth in Schedule II hereof) in aggregate deferred Purchase Price (such retained amount, the “Deferred Purchase Price”).  Any Deferred Purchase Price retained by Purchaser shall be payable to the Seller Parent, for the benefit of the Sellers, on the earliest to occur of (i) the Final Liquidation Date, (ii) the date on which the Termination Option is consummated, and (iii) such earlier date as determined by Purchaser in its sole discretion.

(2)                                  The Parties hereby agree that the remaining Purchase Price and the Finance and Servicing Fee for any Month shall be netted and settled in U.S. dollars on the applicable Payment Date.  In addition, any payment of Purchase Price shall be reconciled prior to payment to deduct any other amounts then due and payable to Purchaser under any Transaction Document.  Any net payments to the Seller Parent or Purchaser shall be made by wire transfer in immediately available funds to the account of either party as such party may indicate in a written notice delivered to the other from time to time.

(3)                                  Notwithstanding anything to the contrary in this Section 3(h), but subject to the provisions of Section 11, in the event that this Agreement is terminated by Purchaser or the Seller Parent pursuant to Section 11, (a) the amount of the Deferred Purchase Price payable to the Sellers shall be retained by Purchaser so long as any amounts hereunder or under any other Transaction Document may be due and owing to Purchaser, including, without limitation, pursuant to Sections 3, 8, 9, 11, or 14 and (b) the amount of the Deferred Purchase Price payable to the Sellers shall be reduced by any such amount due and owing to Purchaser hereunder or under any other Transaction Document.  Any amount of the Deferred Purchase Price remaining after all amounts payable to Purchaser hereunder or under any other Transaction Document have been paid in full in immediately available funds shall be promptly paid to the Seller Parent, for the benefit of the Sellers.

(4)                                  If the Seller Parent disagrees with any amounts retained or reduced by Purchaser pursuant to this Section 3(h), the Seller Parent may provide written notice to Purchaser setting forth the disputed amount and the reasons for such dispute and Purchaser shall enter into good faith discussions with the Seller Parent to resolve such dispute.

(i)                                     Backlog Accounts.  Upon the occurrence of the Termination Date, Purchaser, at its sole discretion, may elect to (i) purchase any or all Backlog Accounts, in which case, any such Backlog Account shall be deemed to be a Purchased Account and shall be subject to the terms hereof notwithstanding the fact that such Account shall be created after the Termination Date and/or (ii) cancel any or all Backlog Purchase Orders or cause to be terminated any or all transaction authorizations (or the like) in connection with any or all Backlog Purchase Orders.

4.                                       Effectiveness; True Sale; Disclaimer of Liability.  Each of the Sellers and Purchaser agree that the sale and assignment of each Purchased Asset pursuant hereto shall be effected immediately and automatically without any further act or acknowledgement on the part of any Seller, Purchaser or any other Person, but subject to Section 5 below.  Each of the Sellers and Purchaser further agree that the sale and assignment of the Purchased Assets pursuant hereto is a sale and assignment of the Purchased Assets for valuable consideration and shall in no event be construed as a sale and assignment of the Purchased Assets for security.  Purchaser shall have no obligation or liability with respect to any Contracts or underlying obligations relating to the Purchased Assets (except for any Eligible Vendor Liability that are assumed by Purchaser pursuant to Section 3(b) above), and Purchaser shall have no obligation or liability to any obligor thereon or Account debtor or customer or other client of any Seller (including any obligations to perform any of the obligations of any Seller under or in respect of Contracts or other underlying obligations relating to the Purchased Assets).  The assumption of any such obligation or liability by Purchaser is expressly disclaimed.

5.                                       Conditions Precedent.

(a)                                  Effectiveness of this Agreement.  The effectiveness of this Agreement is subject to the satisfaction of all of the conditions set forth below:

(1)                                  Purchaser shall have received, in form and substance satisfactory to Purchaser, the duly executed Transaction Documents and all other documents, instruments, information, agreements, notes, guarantees, certificates, orders, authorizations, financing statements, mortgages and other documents which Purchaser may reasonably request.

(2)                                  Purchaser shall have received, in form and substance satisfactory to Purchaser, officer’s certificates from each Seller relating to the organization, existence and good standing of each Seller, the authorization of the transactions contemplated hereby and the incumbency of the officers of each Seller.

(3)                                  The representations and warranties of such Seller set forth in Section 6 shall be true and correct in all material respects as of the date hereof.  Purchaser shall have received an officer’s certificate from each Seller confirming the foregoing.

(4)                                  Purchaser shall have received, in form and substance satisfactory to Purchaser, all information which Purchaser has reasonably requested to conduct its due diligence on the Sellers.

(5)                                  Purchaser shall have received the results of lien searches for each of the Sellers in all jurisdictions as Purchaser shall reasonably request.

(6)                                  Except as set forth in the Schedule of Exceptions, there shall not be pending or, to the best knowledge of any Seller, threatened, any litigation, action, charge, claim, demand, suit, proceeding, petition, governmental investigation, or arbitration by, against, or affecting any Seller or any of its subsidiaries or any property of any Seller or any of its subsidiaries that has not been disclosed by the Sellers to Purchaser in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation, or arbitration that, in Purchaser’s opinion, would reasonably be expected to have a Material Adverse Effect.

(7)                                  Each of the Sellers shall have received all requisite governmental and third party approvals and consents, if any, necessary for the Sellers to enter into and perform their obligations under this Agreement, all satisfactory in form and substance to Purchaser.

(8)                                  Purchaser shall have a received an opinion of counsel of the Sellers in form and substance reasonably satisfactory to Purchaser.

(b)                                 Purchases.  The obligation of Purchaser to purchase Purchased Assets on any Purchase Date shall be subject to the satisfaction of all of the conditions set forth below:

(1)                                  Purchaser shall have received a duly authenticated Purchase Supplement.

(2)                                  The representations and warranties contained herein and in the other Transaction Documents shall be true, correct and complete in all material respects on and as of the applicable Purchase Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date).

(3)                                  Each of the Sellers shall have performed in all material respects all agreements required of such Seller under this Agreement and the other Transaction Documents.

(4)                                  Except as set forth in the Schedule of Exceptions, there shall not be pending or, to the best knowledge of any Seller, threatened, any litigation, action, charge, claim, demand, suit, proceeding, petition, governmental investigation, or arbitration by, against, or affecting any Seller or any of its subsidiaries or any property of any Seller or any of its subsidiaries that has not been disclosed by the Sellers in writing to Purchaser, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation, or arbitration that, in Purchaser’s commercially reasonable judgment, would reasonably be expected to have a Material Adverse Effect.

(5)                                  Each of the Sellers shall have received all requisite governmental and third party approvals and consents, if any, all reasonably satisfactory in form and substance to Purchaser.

6.                                       Representations and Warranties of the Sellers.  Except as set forth in the Schedule of Exceptions, each of the Sellers represents and warrants to Purchaser the following:

(a)                                  Corporate Existence and Power.  Each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted and each such Seller is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to have such items or to be so qualified or in good standing would not have a Material Adverse Effect.

(b)                                 Authorization and Contravention.  The execution, delivery and performance by each of the Sellers of this Agreement and the other Transaction Documents to which it is a party is within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental entity or official thereof (except for UCC financing statements), and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of the certificate of incorporation of such Seller or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon the Seller or result in the creation or imposition of any adverse lien or encumbrance on the assets of any Seller.

(c)                                  Legal Proceedings.  There are no judgments outstanding, against, or affecting any of the property of any Seller nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, or arbitration now pending or, to the best of each Seller’s knowledge after due inquiry, threatened against or affecting a Seller or any of its property which could reasonably be expected to result in a Material Adverse Effect.  No Seller has received any opinion or memorandum or legal advice from legal counsel to the effect that a Seller is exposed to any liability or disadvantage which could reasonably be expected to result in a Material Adverse Effect.  None of the Sellers is in violation of any material order of any court, arbitrator or governmental entity.

(d)                                 Enforceability.  Each of this Agreement and the other Transaction Documents has been duly executed and delivered and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

(e)                                  Good Title.  Each of the Sellers has good and marketable title to the Purchased Assets, free and clear of all liens, security interests or restrictions on transfer.  Upon each sale, Purchaser shall acquire a valid ownership interest in each Purchased Asset free and clear of all liens, security interests or restrictions on transfer (except as created by Purchaser).

(f)                                    Location of Books and Records.  All books and records pertaining to the Purchased Assets owned by any Seller shall be maintained solely and exclusively at the addresses set forth on Schedule III hereof and no such books and records shall be moved or transferred without giving Purchaser thirty (30) days’ prior written notice.

(g)                                 No Default.  No Seller is in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any of such Seller’s obligations under any Contract or Purchased Asset, except for any such default that could not reasonably be expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default under any Contract or Purchased Asset.

(h)                                 No Violation of Laws.  No Seller is in violation of any law, ordinance, rule, regulation, order, policy, guideline, or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of such Seller’s business or the ownership of such Seller’s properties, including, without limitation, any violation relating to any use, release, storage, transport, or disposal of any hazardous material, which violation would subject any Seller or any of its officers to criminal liability or have a Material Adverse Effect on a Seller’s business or operations and no such violation has been alleged.

(i)                                     Disclosure; Accuracy of Information.  All information furnished to Purchaser by or on behalf of any Seller concerning the Purchased Assets or the transactions contemplated by the Transaction Documents, the proceeds thereof, each Seller’s financial condition or otherwise, is and will be complete, accurate, and correct in all material respects at the time the same is furnished.  The representations and warranties of the Sellers contained in the Transaction Documents and the information contained in the other documents, certificates and written statements furnished to Purchaser by or on behalf of any Seller for use in connection with the transactions contemplated by this Agreement or any other Transaction Document, when taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  There is no fact known to any Seller (other than matters of a general economic nature) that has had, or could reasonably be expected to result in, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Purchaser for use in connection with the transactions contemplated this Agreement or any other Transaction Document.  Any projections furnished to Purchaser by or on behalf of any Seller are based upon good faith estimates and assumptions believed by the Sellers to be reasonable at the time made, it being recognized by Purchaser that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(j)                                     No Bulk Sales.  No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(k)                                  Preference; Voidability.  Purchaser has given reasonably equivalent value to the applicable Seller in consideration for the sale to Purchaser of the Purchased Assets by the applicable Seller, and each such sale has not been made for or on account of an antecedent debt owed by the applicable Seller to Purchaser.

(l)                                     Use of Proceeds.  No proceeds of any sale hereunder or under any other Transaction Document shall be used by any Seller to acquire any security in any transaction which is subject to Section 12 of the Exchange Act or for any purpose that violates any applicable law, rule or regulation, including Regulation U of the Federal Reserve Board.

(m)                               Purchased Assets from Entities in Good Standing.  Each of the Purchased Assets are originated or created by a Seller (or subsidiary or affiliate thereof) that is in good standing under the laws of the state of its incorporation and every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(n)                                 Continuing Representations.  All representations, and warranties contained in this Agreement shall be true and correct as of the date hereof and shall be deemed continuing.

7.                                       Covenants of the Sellers.  At all times from the date hereof to the earlier of the Final Liquidation Date and the date on which the Termination Option is consummated:

(a)                                  Conduct of Business.  Each of the Sellers shall do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to do so would not have a material adverse effect on the ability of the applicable Seller to perform their respective obligations hereunder.

(b)                                 Compliance with Laws.  Each of the Sellers shall comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject, except where the failure to do so would not have a Material Adverse Effect.

(c)                                  Compliance with Contracts.  Each of the Sellers shall timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by the applicable Seller under the Contracts.

(d)                                 Sale Treatment.  Each of the Sellers shall treat the purchases under this Agreement for all purposes as sales and to the extent any such reporting is required, shall report the transactions contemplated by this Agreement on all relevant books, records, financial statements and other applicable documents as a sale of Purchased Assets to Purchaser.

(e)                                  Ownership Interest.  Each of the Sellers shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership interest in the Purchased Assets, free and clear of all liens, security interests or restrictions on transfer (except as created by Purchaser), in favor of Purchaser (or its assignee, including any Purchaser Senior Creditor), including taking such action to perfect, protect or more fully evidence the interest of Purchaser (or its assignee, including any Purchaser Senior Creditor), as Purchaser may reasonably request.

(f)                                    No Sales, Liens, Etc.  No Seller shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any liens, security interests or restrictions on transfer upon (including the filing of any financing statement) or with respect to (i) any of the Purchased Assets, or (ii) the Lockbox Account, except as created by Purchaser or as expressly set forth in the Lockbox Agreement.

(g)                                 No Extension or Amendment of Purchased Accounts.  No Seller shall extend, amend or otherwise modify the terms of any Purchased Accounts, or amend, modify or waive terms or conditions of the Contract related thereto, which extension, amendment or modification would materially adversely affect the collectibility thereof.

(h)                                 Change in Payment Instructions; Lockbox Account.  No Seller shall make any change in its instructions to Account debtors regarding payments (including with respect to receivables that are not Purchased Accounts) to be made to the Lockbox Account, unless such instructions are made at the written request of or with the written consent of Purchaser.  No Seller shall maintain any lockbox or other collection account other than the Lockbox Account.  If the Termination Date occurs, no Seller shall establish a new lockbox or other collection account or enter into a new lockbox agreement until the earliest to occur of (i) the Final Liquidation Date, (ii) the date on which the Termination Option is consummated, and (iii) such earlier date as determined by Purchaser in its sold discretion.

(i)                                     Change in Name or Organization.  No Seller shall change its name, identity, type of organization, jurisdiction of organization, organizational structure or the location of its chief executive office, unless at least thirty (30) days prior to the effective date of any such change the applicable Seller notifies Purchaser of such change and delivers to Purchaser such documents, instruments or agreements, executed by the applicable Seller as are necessary to reflect such change and to continue the perfection of Purchaser’s ownership interests in the Purchased Assets.

(j)                                     Notice of Change of Control.  The Seller Parent shall promptly (and in any event at least twenty (20) business days prior the effectiveness of any such Change of Control) provide Purchaser with written notice of any proposed Change of Control; provided, that, in the event such proposed Change of Control is subject to any confidentiality restrictions, Purchaser will agree to be bound by such restrictions.

(k)                                  Intercreditor Agreement.  The Sellers hereby covenant and agree that prior to any Seller entering into any secured financing arrangement with a lender pursuant to which any Seller grants a security interest that covers assets of the same type as the Purchased Assets, the Sellers shall deliver to Purchaser a duly executed Intercreditor Agreement or other agreement in form and substance reasonably acceptable to Purchaser.

(l)                                     Sales Tax.  The Sellers shall be solely liable for the payment of, and shall promptly pay when due, all sales taxes resulting from the sales of Equipment giving rise to the Purchased Assets.  The Sellers shall be solely liable for the cost and expense of filing all such tax returns.

(m)                               No Sales from Entities Not in Good Standing.  The Sellers hereby covenant and agree that they shall not sell any Purchased Assets to Purchaser that is originated or created by an entity that is not in good standing good standing under the laws of the state of its incorporation or any other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

8.                                       Breach of Representation, Warranty or Covenant; Remedy.  If any Seller breaches any representation, warranty or covenant set forth in Section 6 or 7 hereof in respect of any Purchased Account, the Sellers shall promptly upon Purchaser’s written request (and, in any event, within five (5) business days after receipt thereof) purchase from Purchaser such Purchased Account at a repurchase price equal to the outstanding face amount of such Purchased Account.

9.                                       Repurchase Obligation.  The Sellers irrevocably agree that, promptly upon Purchaser’s written request (and, in any event, within five (5) business days after receipt thereof), they shall purchase from Purchaser:

(a)                                  Purchased Accounts at a purchase price equal to the outstanding face amount of such Purchased Account if (i) the Account debtor thereunder was not an Eligible Obligor on the date the Account was created or (ii) the Account was not an Eligible Account on the date the Account was created or (iii) the purchase order for the related Equipment was not an Eligible Purchase Order on the date the purchase order was made or (iv) such Account remains uncollected after one hundred and fifty (150) days from the date of invoice;

(b)                                 vendor receivables resulting from special bids or Equipment returns that the vendor rejects as non-valid claims, in each case, related to the Purchased Accounts, at a purchase price equal to the outstanding face amount thereof; or

(c)                                  debit balances owing by any Equipment vendor in respect of any Eligible Vendor Liability which remains uncollected after one hundred and fifty (150) days from the date of the Eligible Purchase Order, at a purchase price equal to the outstanding face amount thereof; or

(d)                                 any Equipment, the sale of which created a Purchased Account, returned by an Account debtor that the Sellers or Purchaser are unable to return to a vendor at a purchase price equal to the outstanding face amount of the related Eligible Vendor Liability;

provided, however, that no Seller shall have an obligation to repurchase any Purchased Account or Equipment pursuant to this Section 9 until the date which is one hundred and fifty (150) days after the invoice date for such Purchased Account or Equipment; provided, further, that in no case shall any Seller have any obligation to repurchase any Purchased Account or Equipment pursuant to this Agreement solely as a result of the financial inability of the Account debtor to pay (as opposed to the unwillingness to pay) for the purchase of such Equipment.  Purchaser shall give the Seller Parent thirty (30) days’ notice of invoices to be repurchased.  Notwithstanding anything to the contrary contained herein, the Sellers shall be obligated to immediately repurchase (but in no event later than fifteen (15) days after receipt of notice from Purchaser) any Purchased Account pursuant to this Section 9 with respect to Accounts which, at the time of the relevant transaction, any Seller knew, or reasonably should have known, that (x) the Account debtor thereunder was not an Eligible Obligor on the date the Account was created or (y) the Account was not an Eligible Account on the date the Account was created or (z) the purchase order for the related Equipment was not an Eligible Purchase Order on the date the purchase order was issued.

10.                                 Grant of Security Interest.  Notwithstanding the express intent of the parties hereto, if the purchase and sale of the Purchased Assets under this Agreement is held or deemed not to be a sale under applicable law or is held or deemed to be a pledge of security for a loan, in such event, (a) each of the Sellers shall be deemed to have granted and does hereby grant to Purchaser a first priority security interest in the entire right, title and interest of such Seller in, to and under all Purchased Assets and all proceeds thereof as collateral security for all obligations of the Sellers under this Agreement and the other Transaction Documents and (b) this Agreement shall constitute a security agreement under applicable law.  Each of the Sellers hereby authorizes Purchaser to file any UCC financing statements or continuation statements in any jurisdiction as Purchaser may deem necessary or desirable in order to perfect and maintain the interests of Purchaser in the Purchased Assets.

11.                                 Termination.

(a)                                  Term.  Subject to Sections 3(g), 11(b), 11(c) and 11(d) hereof, the term of this Agreement shall be three (3) years from the date hereof; provided, however, that this Agreement shall automatically be extended for additional periods of one year unless this Agreement has been terminated earlier as provided under Sections 3(g) or 11.

(b)                                 Purchaser Termination.  Purchaser shall have the right to terminate this Agreement upon the occurrence of one of the following events (and this Agreement shall automatically terminate upon the occurrence of the event set forth in clause (3) below) (each, a “Termination Event”):

(1)                                  the termination of the MSA;

(2)                                  any Seller shall default in the performance of any of its material obligations under this Agreement or any of the other Transaction Documents and such default shall continue unremedied for thirty (30) days after the earlier of (x) written notice of such default has been delivered by Purchaser to the Seller Parent and (y) the date upon which any Seller has knowledge of such default;

(3)                                  a Bankruptcy Event shall have occurred with respect to any Seller or is likely to occur, in the reasonable judgment of Purchaser;

(4)                                  the Seller Parent provides notice to Purchaser of a proposed Change of Control under Section 7(j) hereto and Purchaser, within ten (10) business days of receipt of such notice, provides written notice to the Seller Parent that it does not consent to the proposed Change of Control, in which case, this Agreement will terminate upon the effective date of such proposed Change of Control or such earlier date as agreed to between the Seller Parent and Purchaser.  The Seller Parent agrees to provide Purchaser all information Purchaser shall reasonably request to evaluate such proposed Change of Control including, but not limited to, purchase agreements, financing commitments and financial projections;

(5)                                  any event or condition occurs which results in the acceleration of the maturity of the senior secured indebtedness of any Seller (except for the indebtedness set forth on the Schedule of Exceptions) or enables the holder or holders of such indebtedness to accelerate the maturity thereof;

(6)                                  the Purchaser Senior Creditor terminates the Purchaser Senior Credit Agreement or any financing agreement or a default otherwise occurs thereunder which default is not cured or waived;

(7)                                  the Sellers are unable to operate within the Fee Parameters as set forth in Section 3(g), and such inability continues for a period of fifteen (15) consecutive days;

(8)                                  the occurrence of any of the following:  (i) the occurrence of any event that has a Material Adverse Effect; or (ii) a material impairment of the ability of any Seller to perform under this Agreement and the other Transaction Documents; or

(9)                                  any of the representations or warranties made by any Seller in this Agreement or any other Transaction Document shall be untrue in any material respect when made or deemed made.

(c)                                  Termination by Prior Notice.  The Sellers, on the one hand, and Purchaser, on the other hand, shall each have the right to terminate this Agreement at any time for any reason upon one hundred twenty (120) days prior written notice to the other party.

(d)                                 Sellers Termination.  The Sellers shall have the right to terminate this Agreement, without penalty under Section 11(e) or further notice, upon the occurrence of any of the following events:

(1)                                  Purchaser shall default in the performance of any of its material obligations under this Agreement or the other Transaction Documents and such default shall continue unremedied for thirty (30) days after written notice of such default has been delivered by the Seller Parent to Purchaser; or

(2)                                  a Bankruptcy Event shall have occurred with respect to Purchaser.

(e)                                  Termination Fee.  In the event that this Agreement is terminated (i) by Purchaser pursuant to Section 3(g) or Sections 11(b)(1), (2), (3), (4), (7), (8) or (9) or (ii) by the Sellers pursuant to Section 11(c), the Sellers shall immediately pay Purchaser a termination fee of:  (x) $500,000 to the extent the Termination Date occurs on or prior to the first anniversary of the date hereof, (y) $400,000 to the extent the Termination Date occurs after the first anniversary of the date hereof and on or prior to the second anniversary of the date hereof, and (z) $300,000 to the extent the Termination Date occurs after the second anniversary of the date hereof and on or prior to the third anniversary of the date hereof (such fee, the “Termination Fee”).

(f)                                    Survival of Terms.  The provisions of Sections 3(d), 3(e), 3(f), 3(h), 4, 6, 8, 9, 10, 11, 13, 14 and 15 of this Agreement shall survive the termination of this Agreement.  The provisions of Section 7 of this Agreement shall survive the termination of this Agreement until the earlier of the Final Liquidation Date and the date on which the Termination Option is consummated.

(g)                                 Termination Option.  Upon the occurrence of the Termination Date, Purchaser shall have no further obligation to purchase Accounts or to provide any product financing, Vendor Services or otherwise under Section 3 of this Agreement.  Subject to the remainder of this Section 11(g), the Seller Parent shall have the option, at its sole discretion (such option, the “Termination Option”) and at its sole expense, for ten (10) business days after the date of the termination of this Agreement, to purchase from Purchaser (to the extent owned by Purchaser) all, but not less than all, of both of (i) the outstanding Purchased Assets at a purchase price equal to the sum of (y) the aggregate Eligible Vendor Liability assumed by Purchaser in respect of such Purchased Assets and (z) the Finance and Servicing Fee attributable to such Purchased Assets, and (ii) the outstanding Accounts purchased by Purchaser under the Asset Purchase Agreement at a purchase price equal to the book value (net of Reserves) of such outstanding Accounts less the amount of any accrued and unpaid Servicing Fee (as defined in the MSA).  For the avoidance of doubt, to the extent Purchaser elects to purchase a Backlog Account pursuant to Section 3(i) hereof, such Backlog Account shall be deemed to be a Purchased Account and shall be purchased by the Seller Parent at the purchase price set forth in clause (i) above to the extent the Termination Option is exercised.  Purchaser’s obligation to consummate the Termination Option is subject to the satisfaction of the following conditions precedent:

(1)                                  Purchaser shall have received duly executed documents governing the Termination Option, which documents shall be in form and substance satisfactory to Purchaser in its sole discretion and in any event shall state that (y) any such purchase shall be without recourse to Purchaser and (z) Purchaser disclaims any representation or warranty with respect to any such property, as well as the existence (or not) of any liens, encumbrances or restrictions on transferability on or with respect to such property in favor of any entity other than Purchaser or its lenders;

(2)                                  Purchaser shall have received all necessary consents, payoff letters, lien releases and termination statements from its creditors permitting it to consummate the Termination Option;

(3)                                  Purchaser shall have received in immediately available funds the purchase price for the Termination Option and all fees and costs (including attorney’s fees) incurred by Purchaser in connection with the Termination Option;

(4)                                  no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (y) prevent consummation of the Termination Option or (z) cause the Termination Option to be rescinded following consummation; and

(5)                                  Purchaser shall have received such other certificates, instruments, documents or agreements as it may reasonably request.

12.                                 Joinder.  A subsidiary of the Seller Parent may join as a seller under this Agreement upon satisfaction of the following conditions (and upon the satisfaction of such conditions, such subsidiary shall be a “Seller” for all purposes under this Agreement and the Transaction Documents):

(a)                                  The Termination Date shall not have occurred.

(b)                                 Purchaser shall have received a joinder agreement in form and substance reasonably satisfactory to Purchaser that is duly executed by such subsidiary and pursuant to which such subsidiary shall join as a party to each of the Transaction Documents.

(c)                                  Purchaser shall have received the results of lien searches for such subsidiary in all jurisdictions as Purchaser shall reasonably request.

(d)                                 Purchaser shall have received an authorization from such subsidiary to file such UCC financing statements as Purchaser may deem necessary or desirable in order to perfect and maintain the interests of Purchaser in the Purchased Assets, and Purchaser shall have made such filings.

(e)                                  There shall not be pending or, to the best knowledge of any Seller, threatened, any litigation, action, charge, claim, demand, suit, proceeding, petition,

governmental investigation, or arbitration by, against, or affecting any Seller or any of its subsidiaries or any property of such Seller or any of its subsidiaries, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation, or arbitration that, in each case, in Purchaser’s opinion, would reasonably be expected to have a Material Adverse Effect.

(f)                                    The representations and warranties contained herein and in the other Transaction Documents shall be true, correct and complete in all material respects on and as of the joinder date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date).

(g)                                 Each of the Sellers shall have performed in all material respects all agreements required of such Seller under this Agreement and the other Transaction Documents.

(h)                                 Such subsidiary shall have received all requisite governmental and third party approvals and consents, all satisfactory in form and substance to Purchaser.

(i)                                     Purchaser shall have a received an opinion of counsel of such subsidiary in form and substance reasonably satisfactory to Purchaser.

13.                                 Administration.

(a)                                  The Seller Parent, as the agent for the Sellers, shall, from time to time, execute and deliver to Purchaser confirmatory schedules of the Purchased Accounts, together with one (1) copy of each invoice, acceptable evidence of shipment and such other documentation and proofs of delivery as Purchaser may reasonably require.  Each of the Sellers agrees to prepare and mail all invoices relating to all Purchased Accounts, but Purchaser may do so at Purchaser’s option.  Each of the Sellers agrees to execute and deliver to Purchaser such further instruments of assignment, financing statements, and instruments of further assurance as Purchaser may reasonably require.  Each of the Sellers authorizes Purchaser to file such UCC financing statements and continuation statements as Purchaser may deem necessary or desirable in order to perfect and maintain the interests of Purchaser in the Purchased Assets.  Each of the Sellers further agrees that Purchaser may file this Agreement or a copy hereof as such UCC financing statement.

(b)                                 Each of the Sellers shall instruct all Account debtors, or cause all Account debtors to be instructed, to cause all Collections and all other payments or other collections in respect of receivables originated by any Seller that are not Purchased Accounts to be deposited directly to the Lockbox Account.

(c)                                  If any remittances in respect of a Purchased Asset are made directly to any Seller or employees or agents of any Seller in their individual capacity and not as agent for Purchaser, then such party shall act as trustee of an express trust for Purchaser’s benefit, hold the same as Purchaser’s property, and deliver the same to Purchaser forthwith in kind.  Purchaser and/or such designee as Purchaser may from time to time appoint are hereby appointed each Seller’s attorney-in-fact to endorse such Seller’s name on any and all checks or other forms of remittances received by Purchaser where such endorsement is required to effect collection and transmit notices to Account debtors, in such Seller’s or Purchaser’s name, that amounts owing by them have been assigned and are payable directly to Purchaser; this power, being coupled with an interest, is irrevocable.

(d)                                 Each of the Sellers shall supply Account debtors, in the format required by Account debtors, with all forms, documents, certificates, etc. that Account debtors require to process the Purchased Accounts for payment.

(e)                                  If Purchaser requests, each Seller shall provide Purchaser with copies of all of such Seller’s bills of lading or proofs of delivery and supplier invoices and receiving evidence and of such Seller’s sales registry, sales journal, or other information regarding sales, including customer open order reports.

(f)                                    Each of the Sellers agrees that from time to time, at its expense, it shall promptly execute and deliver all instruments and documents and take all actions as may be necessary or as Purchaser may reasonably request in order to perfect or protect the interest of Purchaser in the Purchased Assets or to enable Purchaser to exercise or enforce any of its rights hereunder.

(g)                                 Notwithstanding anything to the contrary in this Section 13, the parties hereto acknowledge that the Sellers shall service the Purchased Assets for Purchaser as further set forth in the MSA.  The terms of the MSA shall govern to the extent there is any conflict between the terms of this Section 13 and the terms of the MSA.

14.                                 Indemnification.  Without limiting any other rights that any such Person may have hereunder or under applicable law, the Sellers hereby indemnify and hold harmless Purchaser and its successors, transferees and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each, an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Amounts”), arising out of or relating to this Agreement, the other Transaction Documents or the ownership of any Purchased Asset, excluding, however, (x) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party (it being the intent of the Sellers to indemnify the Indemnified Parties for their negligence) and (y) the Account debtor’s failure to pay when due the unpaid balance of any Purchased Account as a result of the financial inability of such Account debtor to pay or the insolvency thereof (except as otherwise specifically provided in this Agreement including, without limitation, Sections 8 and 9 hereof).  Without limiting the foregoing, the Sellers hereby indemnify and hold harmless each Indemnified Party for Indemnified Amounts arising out of or relating to:

(a)                                  the breach of any representation or warranty made by any Seller pursuant to or in connection with this Agreement or any other Transaction Document;

(b)                                 any failure of any Seller to perform any of its duties or obligations hereunder; or the nonconformity of any Purchased Account or the related Contract or underlying obligations with any applicable law, rule or regulation;

(c)                                  any claim resulting from the sale of the Equipment or services related to any Purchased Account or the furnishing of or failure to furnish such Equipment or services; or any products liability claim arising out of or in connection with Equipment or services that are the subject of any Purchased Account;

(d)                                 any tax, including sales tax (but excluding income tax of Purchaser), or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Purchased Account, including any additional taxes, penalties or any other amounts payable by Purchaser as a result of the Sellers’ failure to properly file all tax returns in a timely manner or, notwithstanding any review of the tax returns by Purchaser, as a result of an error or other noncompliance by the Sellers in the preparation of any such tax returns;

(e)                                  any commingling of collections of the Purchased Accounts with funds of any Seller or any of its affiliates; and

(f)                                    any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases hereunder or the ownership of, or in respect of, any Purchased Account or related Contract.

15.                                 Legal and Financing Expenses.

(a)                                  The Sellers shall immediately pay Purchaser all expenses (including reasonable attorney’s fees) incurred by Purchaser, directly or indirectly, in connection with or related to the negotiation, documentation, preparation, consummation and execution of this Agreement and the other Transaction Documents up to an aggregate amount of $50,000.  In addition, the Sellers shall immediately pay Purchaser all expenses (including attorney’s fees) incurred by Purchaser, directly or indirectly, in connection with or related to the administration, enforcement, ongoing maintenance and termination of this Agreement and the other Transaction Documents.  Such amounts will be paid upon delivery of invoices detailing such expenses, by debiting any amounts payable to any Seller or, if no such amounts are payable a Seller, by the Sellers by wire transfer in immediately available funds.  In the event of a dispute among the parties hereto for which the parties hereto are unable to reach a mutually agreeable resolution in a reasonable matter of time and fail to utilize arbitration in Section 16, the party that is unsuccessful in such litigation will pay the legal costs for both parties.

(b)                                 In the event Purchaser incurs, directly or indirectly, additional Costs not contemplated in Annex A, the Sellers shall immediately pay Purchaser such Costs upon notice by Purchaser; provided, that the Sellers shall not have any obligation under this Section 15(b) to the extent such additional Costs arise solely from the gross negligence or willful misconduct of Purchaser as determined in an arbitration pursuant to Section 16 or by a final judgment of a court of competent jurisdiction.

16.                                 Miscellaneous.

(a)                                  Amendment.  The terms of this Agreement shall not be altered, modified, amended or supplemented in any manner whatsoever except by written instrument signed by all parties hereto and delivered by each party to the other.

(b)                                 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Purchaser, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

(c)                                  Notices.  Any written notice to be given under this Agreement shall be in writing addressed to the respective party as follows (or such other address as may have been designated in a written notice to the other parties):

If to Purchaser:

New England Technology Finance, LLC

c/o Global Technology Finance LLC

1301 Dove Street, Suite 750

Newport Beach, CA 92660

Attention:  Mr. Paul Stemler

Telephone No.:  (949) 955-1866

Facsimile No.:  (949) 955-1907

Email address:  pstemler@4gtf.com

with a copy to:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071-2007

Attention:  Dominic Yoong

Telephone No.:  (213) 891-8704

Facsimile No.:  (213) 891-8763

Email address:  dominic.yoong@lw.com

If to a Seller:

c/o Dyntek, Inc.

19700 Fairchild Road, Suite 350

Irvine, CA 92612

Attention:  Chief Financial Officer

Telephone No.:  (949) 955-0078

Facsimile No.:  (949) 955-0086

Email address:  Robert.Webber@dyntek.com

with a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention:  Christopher D. Ivey

Telephone No.:  (949) 725-4000

Facsimile No.:  (949) 823-5121

Email address:  civey@SYCR.com

All written notices will be personally served, telecopied, emailed or sent by overnight courier service or United States mail and will be deemed to have been given:  (i) if delivered in person, when delivered; (ii) if delivered by telecopy, on the date of transmission if transmitted on a business day before 4:00 p.m. (New York, New York time) or, if not, on the next succeeding business day; (iii) if delivered by overnight courier, when delivered; (iv) if emailed, when received; or (v) if by United States mail, four (4) business days after depositing the same in the United States mail, postage prepaid and properly addressed.

(d)                                 Assignment.  This Agreement may not be assigned by any Seller without Purchaser’s prior written consent.  Each of the Sellers acknowledges and agrees that Purchaser may assign as collateral its right, title and interest in this Agreement and the other Transaction Documents to its lenders or factors, including the Purchaser Senior Creditor.

(e)                                  Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  The Purchaser Senior Creditor is intended by the parties hereto to be a third-party beneficiary of this Agreement.

(f)                                    Entire Agreement.  This Agreement, together with any and all other Transaction Documents, constitute the final and entire agreement among the parties hereto and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

(g)                                 Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(h)                                 Dispute Resolution.  Except where injunctive relief is sought, in the event of a dispute between the parties for which the parties are unable to reach a mutually agreeable resolution in a reasonable matter of time, the dispute shall be submitted to arbitration under the commercial arbitration rules of the American Arbitration Association then in effect.  There shall be a panel of three arbitrators mutually agreed to by the parties (each party selecting one arbitrator and the two arbitrators then selecting a third arbitrator); each arbitrator shall have experience in and understanding of the subject matter of the controversy.  The hearing shall be held at a mutually acceptable geographic location and shall be no more than five (5) days in duration.  After the hearing, the panel shall decide the controversy and render a written decision setting forth the issues adjudicated, the resolution thereof and the reasons for the award.  Such decision shall be binding on all parties.  Payment of the expenses of arbitration, including the fee of the arbitrators, shall be assessed by the panel based on the extent to which each party prevails.

(i)                                     SUBMISSION TO JURISDICTION.  SUBJECT TO SECTION 16(h), EACH OF THE SELLERS HEREBY CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, THE STATE OF NEW YORK.  IF ANY SELLER PRESENTLY IS, OR IN THE FUTURE BECOMES, A NONRESIDENT OF THE STATE OF NEW YORK, SUCH SELLER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH SELLER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH SELLER, AT THE ADDRESS OF SUCH SELLER OR THE SELLER PARENT APPEARING IN PURCHASER’S RECORDS AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID.

(j)                                     WAIVER OF JURY TRIAL.  SUBJECT TO SECTION 16(h), EACH OF THE SELLERS AND PURCHASER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY DEALINGS BETWEEN THE SELLERS AND PURCHASER RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SELLERS AND PURCHASER EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THE SELLERS AND PURCHASER HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH OF THE SELLERS AND PURCHASER WILL CONTINUE TO RELY ON THIS WAIVER IN ANY RELATED FUTURE DEALINGS BETWEEN EACH SELLER AND PURCHASER.  THE SELLERS AND PURCHASER FURTHER WARRANT AND REPRESENT THAT THEY EACH KNOWINGLY AND VOLUNTARILY WAIVE THEIR RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(k)                                  Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

(l)                                     Severability of Provisions.  In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court, this Agreement shall be construed as not containing such provision, the invalidity of such provision will not affect the validity of any other provision of this Agreement and all other provisions of this Agreement which are otherwise lawful and valid shall remain in full force and effect.

(m)                               Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.

(n)                                 Setoff.  Each of the Sellers hereby agrees that Purchaser is authorized at any time or from time to time, upon ten (10) business days written notice to the Seller Parent (or one (1) business day notice if the Termination Date has occurred), to setoff and to appropriate and apply any and all amounts held by Purchaser for the account of the Sellers (including, without limitation, any Deferred Purchase Price or Management Fee) against and on account of any amounts due and owing to Purchaser by any Seller at any time, including, without limitation, amounts due and owing to Purchaser pursuant to Sections 3(d), 8, 9 or 14 of this Agreement or otherwise under the other Transaction Documents.

(o)                                 Joint and Several Liability.  Each of the Sellers hereby agree that the obligations of the Sellers under this Agreement and the other Transaction Documents shall be joint and several and shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the obligations of the other Sellers or of any document evidencing all or any part of the obligations of the other Sellers, (ii) the absence of any attempt to collect the obligations from the other Sellers or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Purchaser with respect to the obligations of the other Sellers, or any part thereof, or any other agreement now or hereafter executed by the other Sellers and delivered to Purchaser, (iv) the failure by Purchaser to take any steps to perfect and maintain its interests in, or to preserve its rights to, any security for the obligations of the other Sellers or any Purchased Asset, or (v) any other circumstances which might constitute a legal or equitable discharge or defense of a Seller.  With respect to each Seller’s obligations arising as a result of the joint and several liability of the Sellers under the Transaction Documents, each Seller hereby waives, until the earlier of the Final Liquidation Date and the date on which the Termination Option is consummated, any right to enforce any right of subrogation or any remedy which Purchaser now has or may hereafter have against such Seller, any endorser or any guarantor of all or any part of the obligations, and any benefit of, and any right to participate in, any security or collateral given to Purchaser to secure payment of the obligations or any other liability of the Sellers to Purchaser.  Purchaser may proceed directly and at once, without notice, against any Seller to collect and recover the full amount, or any portion of the obligations, without first proceeding against any other Seller or any other Person, or against any security or collateral for the obligations.  Each Seller consents and agrees that Purchaser shall be under no obligation to marshal any assets in favor of such Seller or against or in payment of any or all of the obligations.

(p)                                 Agency of the Seller Parent.  Each of the Sellers appoints the Seller Parent as its agent for all purposes relevant to this Agreement and the other Transaction Documents, including, without limitation, the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all of the Sellers acting singly or jointly, or both, shall be valid and effective if given or taken only by the Seller Parent, whether or not any of the other Sellers joins therein.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Sellers and Purchaser have caused this Asset Purchase and Liability Assumption Agreement to be executed by their respective duly authorized officers as of the day first written above.

SELLERS:

DYNTEK, INC.

By
Name:
Title:

DYNTEK SERVICES, INC.

By
Name:
Title:

PURCHASER:

NEW ENGLAND TECHNOLOGY FINANCE, LLC

By
Name:
Title:

SCHEDULE I

SCHEDULE II

SCHEDULE III

ADDRESSE(S)

19700 Fairchild Road, Suite 350

Irvine, CA 92612

24401 Halstead Road

Farmington Hills, Michigan 48335

SCHEDULE IV

SCHEDULE OF EXCEPTIONS

Annex A

Income Statement:	MTD	PY MTD	YTD	PY YTD

**Revenue**
Sales Revenue	xxx	xxx	xxx	xxx
Integration Sales	xxx	xxx	xxx	xxx
Sales - Freight	xxx	xxx	xxx	xxx
Sales Discounts	xxx	xxx	xxx	xxx
Vendor Commissions	xxx	xxx	xxx	xxx
Sales - Restock Charge	xxx	xxx	xxx	xxx
Sales Returns Reserve Provision	xxx	xxx	xxx	xxx
Software Sales	xxx	xxx	xxx	xxx
Customer Cash Discounts	xxx	xxx	xxx	xxx

Total Revenue
**Cost of Goods**
Cost of Goods	xxx	xxx	xxx	xxx
Integration Cost of Goods	xxx	xxx	xxx	xxx
COGS - Freight	xxx	xxx	xxx	xxx
COGS - Price Rebates (Special Bid)	xxx	xxx	xxx	xxx
COGS - Invoice to PO Cost Variance	xxx	xxx	xxx	xxx
COGS - Invoice to PO Qty Variance	xxx	xxx	xxx	xxx
COGS - IC Cost Adjustments	xxx	xxx	xxx	xxx
COGS - IC Cogs Adjustments	xxx	xxx	xxx	xxx
COGS - Purchase Price Variance	xxx	xxx	xxx	xxx
COGS - Do Adjustment	xxx	xxx	xxx	Xxx
COGS - Physical to Perpetual	xxx	xxx	xxx	xxx
Restocking Charge	xxx	xxx	xxx	xxx
Vendor AR Reserve Provision	xxx	xxx	xxx	xxx
Inventory Reserve Provision	xxx	xxx	xxx	xxx
Inventory Cost Adj	xxx	xxx	xxx	xxx
Price Protection Claimed	xxx	xxx	xxx	xxx
Vendor Rebates (MDF)	xxx	xxx	xxx	xxx
Freight In	xxx	xxx	xxx	xxx
Freight Out	xxx	xxx	xxx	xxx
DO Freight Out	xxx	xxx	xxx	xxx
Software COGS	xxx	xxx	xxx	xxx
Software Rebates	xxx	xxx	xxx	xxx
Credit Card Expense	xxx	xxx	xxx	xxx
Property & Other Taxes	xxx	xxx	xxx	xxx
General Insurance	xxx	xxx	xxx	xxx
Bank Fees	xxx	xxx	xxx	xxx

Total Cost of Goods Sold	xxx	xxx	xxx	xxx

Gross Profit	xxx	xxx	xxx	xxx

Balance Sheet	Current Year	Prior Month	Prior Year

**Assets**
Cash — Main Account	xxx	xxx	xxx
Controlled Disbursements	xxx	xxx	xxx
Cash — COD	xxx	xxx	xxx
Total Cash

Accounts Receivable	xxx	xxx	xxx
Accounts Receivable — COD	xxx	xxx	xxx
AR Refund Clearing	xxx	xxx	xxx
Accrued Revenue	xxx	xxx	xxx
Allowance for Sales Returns	xxx	xxx	xxx
Total Trade A/R

Inventory	xxx	xxx	xxx
Drop Ship Inventory	xxx	xxx	xxx
Non-Stock Inventory	xxx	xxx	xxx
Inventory in Transit	xxx	xxx	xxx
Reserve for Inventory Shrinkage	xxx	xxx	xxx
Total Inventory
**Liabilities**
Merchandise Accounts Payable	xxx	xxx	xxx
Accrued Accounts Payable	xxx	xxx	xxx
Accounts Payable — TBR	xxx	xxx	xxx
Accounts Payable — EDI Merch Uncst	xxx	xxx	xxx
Merchandise Received	xxx	xxx	xxx
Total Payables
Vendor Receivables (Special Bid)	xxx	xxx	xxx
Vendor Receivables (Returns)	xxx	xxx	xxx
Vendor Clearing	xxx	xxx	xxx
Vendor Receivables (MDF)	xxx	xxx	xxx
Vendor Receivable (Price Protection)	xxx	xxx	xxx
Total Vendor A/R
IBM Floorplan Accounts Payable	xxx	xxx	xxx
IBM Working Capital	xxx	xxx	xxx
IBM Uncosted Floorplan Payments	xxx	xxx	xxx
Wire Transfers — lender	xxx	xxx	xxx
Uncosted Credits — lender
Total Floorplan Financing			xxx
Sales Tax Payable — all states required	xxx	xxx	xxx

Intercompany with SPF	xxx	xxx	xxx

Year to date Income	xxx	xxx	xxx
Distributions	xxx	xxx	xxx

Note — All balance sheet accounts will need to be supported by a reconciliation on Monthly basis with the exception of:  Cash — Main (daily); Inventory (daily); DO Inventory (daily).

Note — Bank Fees are fees related to cash accounts, lockbox accounts and other cash management services provided by the Lockbox Bank.

Annex B

CUSTOMER STOCKING LETTER

Date xxx

[Seller]

[Address]

[Address]

Attention: [                   ], Vice President of Finance

Subject: CUSTOMER STOCKING PROGRAM – PO#xxxxxx-xx OE# xxxxxx-xx

Dear [          ]:

[xxx Corp.] hereby agrees that each product covered by the balance of the above referenced purchase order which [Seller] on or before [xxx date], identifies through labeling or otherwise, as belonging to [xxx Corp.] shall, effective of the time of such identification, be deemed to have been duly shipped to [xxx Corp.], FOB [Seller], [ADDRESS], and that title to, and the result of loss with respect to, such product shall pass to [xxx Corp.] at that time.  [Seller] will invoice [xxx Corp.] for such product at the time of identification and payment shall be made net 30 days after invoice. Such payment and timeliness of payment is guaranteed by [xxx Corp.].

[xxx Corp ] further requests that [Seller] warehouse such product for [xxx Corp.] until such date as [xxx Corp.] shall designate, but in no event beyond [xxx date], and agrees to pay (Terms net 30 days) [Seller] for such warehousing services at the rate of $xxx [must be at least $1.00] per pallet per month, the charges for which services are not included in, are in addition to, the product shown on the above-referenced invoice(s).  At this date, [Seller] will ship the inventory to [xxx Corp.] at the following address.  Notwithstanding such warehousing by [Seller], [xxx Corp.] shall be responsible for insuring the product from the time of identification forward.

The above is agreed to and accepted by:

Authorized Signature

Title

Date

cc.
[ ], CFO
[ ], VP Operations

NOTES:

Letter must be on End Customer Letterhead;

Letter must be executed by the customer;

PO must accompany letter;

If no PO available, the exact amount of the order must be indicated in first sentence and a supporting document (detail of order / sales acknowledgement) must accompany the letter.